Exhibit 10.1

LOAN AND SECURITY AGREEMENT

POINT THERAPEUTICS, INC.

and

DARA BIOSCIENCES, INC.

Dated as of October 9, 2007

Table of Contents

(continued)

ii

Table of Contents

(continued)

Page
9.16. Discharge of Taxes, Borrower’s Obligations, Etc.	26
9.17. Withholding and Other Tax Liabilities	26
9.18. Consent to Jurisdiction	26
9.19. Additional Documentation	26
9.20. Waiver of Jury Trial	27
9.21. Consequential Damages	27
9.22. Confidentiality	27

iii

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement (“Agreement”) is dated as of this the 9th day of October 2007, by and between Point Therapeutics, Inc., a Delaware corporation (“Borrower”), and DARA Biosciences, Inc., a Delaware corporation (“Lender”).

BACKGROUND

WHEREAS, Borrower has requested that Lender enter into a financing arrangement with Borrower pursuant to which Lender may make loans to Borrower;

WHEREAS, Lender is willing to agree to make such loans to Borrower on the terms and conditions set forth herein; and

WHEREAS, this Agreement is intended to aid the completion of the transactions contemplated by the Agreement and Plan of Merger dated as of October 9, 2007 by and among Borrower, Lender and DARA Acquisition Corp. (the “Merger Agreement”).

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION I. DEFINITIONS AND INTERPRETATION

1.1. Terms Defined: As used in this Agreement, the following terms have the following respective meanings:

Advance(s) – Any monies advanced or credit extended to Borrower by Lender under the Loan, including, without limitation, cash advances.

Advance Request – Section 2.2(b).

Affiliate – With respect to any Person, (a) any other Person which, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, directly or indirectly, (x) to vote 10% or more of the Capital Stock having ordinary voting power for the election of directors (or comparable equivalent) of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Control may be by ownership, contract, or otherwise.

Agreement – This Loan and Security Agreement, as it may hereafter from time to time be amended, modified, restated or replaced.

Anti-Terrorism Laws – Any statute, treaty, law (including common law), ordinance, regulation, rule, order, opinion, release, injunction, writ, decree or award of any Governmental Authority relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

Asset Sale – The sale, transfer, lease, license or other disposition, by Borrower or by any Subsidiary of Borrower to any Person other than Borrower of any Property now owned or hereafter acquired, of any nature whatsoever in any transaction or series of related transactions other than in the ordinary course of business. An Asset Sale includes, without limitation, a division.

Authorized Officer – The President, Treasurer or Secretary of Borrower or any other officer (or comparable equivalent) of Borrower authorized by specific resolution of Borrower to request Advances as set forth in the authorization certificate delivered to Lender substantially in the form of Exhibit “A” attached hereto.

Business Day – A day other than Saturday or Sunday when Lender is open for business in Philadelphia, Pennsylvania.

Capitalized Lease Obligations – Any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, consistently applied.

Capital Expenditures – For any period, the aggregate of all expenditures (including that portion of Capitalized Lease Obligations attributable to that period) made in respect of the purchase, construction or other acquisition of fixed or capital assets, determined in accordance with GAAP.

Capital Stock – Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all other ownership interests in a Person (other than a corporation), including, without limitation, all partnership interests of any kind in a partnership and all membership interests of any kind in a limited liability company, and any and all warrants or options to purchase any of the foregoing.

Change of Control – With respect to Borrower, the result caused by the occurrence of any event which results in the stockholders of Borrower owning (beneficially, legally or otherwise), in the aggregate, less than fifty-one (51%) of the Capital Stock of Borrower.

Closing – Section 4.6.

Closing Date – Section 4.6.

Collateral – All of the Property and interests in Property described in Section 3.1 of this Agreement and all other interests in Property that now or hereafter secure payment of the Obligations and satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the other Loan Documents.

Default – Any event, act, condition or occurrence which with notice, or lapse of time or both, would constitute an Event of Default hereunder.

Disqualified Stock – Any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable for any reason, (ii) is convertible or exchangeable for Indebtedness or Capital Stock that meets the requirements of clause (i), or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Loan Maturity Date.

Distribution –

a. Cash dividends or other cash distributions (including Permitted Tax Distributions, if any) on any now or hereafter outstanding Capital Stock of Borrower;

b. The redemption, repurchase, defeasance or acquisition of Capital Stock of Borrower or of warrants, rights or other options to purchase such Capital Stock; and

c. Any loans or advances (other than salaries), to any shareholder(s), partner(s) or member(s) of Borrower.

Environmental Laws – Any and all Federal, foreign, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees and any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of the environment, or the impact of pollutants, contaminants or toxic or Hazardous Substances on human health or the environment, as now or may at any time hereafter be in effect.

ERISA – The Employee Retirement Income Security Act of 1974, as the same may be amended, from time to time.

Event of Default – Section 8.1.

Executive Order No. 13224 – The Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Expenses – Section 9.6.

GAAP – Generally accepted accounting principles as in effect in the United States, applied in a manner consistent with the most recent audited financial statements of Borrower.

Governmental Authority – Any federal, state or local government or political subdivision, or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury, or arbitration.

Hazardous Substances – Any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, under any Environmental Law.

Indebtedness – Of any Person at any date, without duplication, (i) all indebtedness of such Person for borrowed money (including with respect to Borrower, the Obligations) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (iii) all Capitalized Lease Obligations of such Person, (iv) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (v) all obligations of other Persons which such Person has guaranteed, (vi) Disqualified Stock, (vii) all Obligations of such Person under Hedging Agreements, and (viii) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

IRS – Internal Revenue Service.

Lien – Any interest of any kind or nature in property securing an obligation owed to, or a claim of any kind or nature in property by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, regulation or contract, and including, but not limited to, a security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt, a financing lease, consignment or bailment for security purposes, a trust, or an assignment. For the purposes of this Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

Loan – Section 2.1(a).

Loan Documents – Collectively, this Agreement, the Note, any and all Subordination Agreements and all agreements, instruments and documents executed and/or delivered in connection therewith, all as may be supplemented, restated, superseded, amended or replaced from time to time. The Loan Documents shall not include the Merger Agreement.

Loan Maturity Date – The earlier of (i) the date of commencement of any bankruptcy, insolvency or similar proceeding with respect to Borrower, (ii) the date on which the Merger Agreement is terminated pursuant to Section 9.1(a), 9.1(b), 9.1(d), 9.1(e) (other than failure of the Merger to timely occur as a result of DARA’s failure to fulfill any obligation under the Merger Agreement), 9.1(f), 9.1(h), 9.1(j), 9.1(k) or 9.1(l) of the Merger Agreement, and (iii) March 31, 2008 or such later date as the parties hereto mutually agree.

Material Adverse Effect – A material adverse effect with respect to (a) the business, assets, properties, financial condition, contingent liabilities, material agreements (including the Merger Agreement) or results of operations of Borrower taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of Lender hereunder or thereunder, provided that it is expressly acknowledged hereunder that a Material Adverse Effect shall not include any fact disclosed in the Merger Agreement or the Disclosure Schedules thereto.

Maximum Loan Amount – The sum of Four Hundred Thousand Dollars ($400,000) of principal.

Merger Agreement – Preamble.

Note – Section 2.1(b).

Obligations – All existing and future debts, liabilities and obligations owing by Borrower to Lender or any other subsidiary or Affiliate of Lender under the Loan Documents.

Overadvance – Section 2.1(a).

PBGC – The Pension Benefit Guaranty Corporation.

Permitted Indebtedness – (a) Indebtedness to Lender in connection with the Loan or otherwise pursuant to the Loan Documents; (b) trade payables incurred in the ordinary course of Borrower’s business; (c) indebtedness existing on the Closing Date that is identified and described on Schedule 1.1(a) attached hereto and made part hereof, and (d) Subordinated Debt.

Permitted Investments – investments and advances existing on the Closing Date that are disclosed on Schedule 5.10(a).

Permitted Liens – (a) Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, and other like persons not yet due; (b) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and other like laws; and (c) Liens existing on the Closing Date and shown on Schedule 1.1(b) attached hereto and made part hereof.

Person – An individual, partnership, corporation, trust, limited liability company, limited liability partnership, unincorporated association or organization, joint venture or any other entity.

Property – Any interest of Borrower in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Regulation D – Regulation D of the Board of Governors of the Federal Reserve System comprising Part 204 of Title 12, Code of Federal Regulations, as amended, and any successor thereto.

Subordinated Debt – Indebtedness of Borrower subject to payment terms and subordination provisions (including payment and enforcement standstills) acceptable to Lender in its sole discretion, as evidenced by the prior written consent and/or execution of an acceptable Subordination Agreement by Lender.

Subordination Agreement – Any Subordination Agreement executed by any subordinated creditor of Borrower with respect to the Subordinated Debt owing to such subordinated creditor from Borrower, in form and substance satisfactory to Lender, which shall be executed by each such subordinated creditor prior to or concurrently with the incurrence by Borrower of such Subordinated Debt.

Subsidiary – With respect to any Person at any time, (i) any corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person or owned by a corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person; (ii) any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person; and (iii) any partnership, joint venture, limited liability company or other entity of which ownership interests either having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions for such entity or having direct control over the operations and/or management of such entity are at such time owned directly or indirectly, beneficially or of record, by, or which is otherwise controlled directly, indirectly or through one or more intermediaries by, such Person or one or more Subsidiaries of such Person.

Other Capitalized Terms – Any other capitalized terms used without further definition herein shall have the respective meaning set forth in the UCC.

1.2. Accounting Principles: Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, consistently applied, to the extent applicable, except as otherwise expressly provided in this Agreement.

1.3. Construction: No doctrine of construction of ambiguities in agreements or instruments against the interests of the party controlling the drafting shall apply to any Loan Documents.

SECTION II. THE LOAN

2.1. Loan – Description:

a. Subject to the terms and conditions of this Agreement, Lender hereby establishes for the benefit of Borrower a credit facility (collectively, the “Loan”) which shall include cash Advances extended by Lender to or for the benefit of Borrower from time to time hereunder. The aggregate principal amount of unpaid cash Advances shall not at any time exceed the Maximum Loan Amount. Subject to such limitation, the outstanding balance of Advances under the Loan may be increased by future Advances which may be made by Lender, to or for the benefit of Borrower, and, subject to the provisions of Section 8 below, shall be due and payable on the Loan Maturity Date. If the aggregate principal amount of unpaid cash Advances at any time exceeds the Maximum Loan Amount (such excess referred to as “Overadvance”), Borrower, upon notice of such Overadvance from Lender to Borrower, shall repay the Overadvance in full within three (3) Business Days.

b. At Closing, Borrower shall execute and deliver a promissory note to Lender for the Maximum Loan Amount (as it may hereafter from time to time be amended, modified, restated or replaced, “Note”). The Note shall evidence Borrower’s unconditional obligation to repay Lender for all Advances made under the Loan, with interest as herein provided. Each Advance under the Loan shall be deemed evidenced by the Note, which is deemed incorporated herein by reference and made part hereof. The Note shall be in form and substance satisfactory to Lender.

c. The term of the Loan shall expire on the Loan Maturity Date. On such date, unless having been sooner accelerated by Lender pursuant to the terms hereof, all sums owing under the Loan shall be due and payable in full, and as of and after such date Borrower shall not request and Lender shall not make any further Advances under the Loan.

2.2. Advances and Payments:

a. Except to the extent otherwise set forth in this Agreement, all payments of principal and of interest on the Loan and all Expenses, fees, indemnification obligations and all other charges and any other Obligations of Borrower, shall be made to Lender at its office at 4505 Falls of the Neuse Road, Raleigh, North Carolina 27609, or such other payment address as Lender may from time to time direct. Any payments received prior to 2:00 p.m. Eastern time on any Business Day shall be deemed received on such Business Day. Any payments (including any payment in full of the Obligations), received after 2:00 p.m. Eastern time on any Business Day shall be deemed received on the immediately following Business Day.

b. All cash Advances under the Loan must be requested by 11:00 A.M., Eastern time, two Business Days prior to the date such cash Advance is to be made. All requests for an Advance are to be in writing pursuant to a written request executed by an Authorized Officer in the form of Exhibit “B” (“Advance Request”) attached hereto and made part hereof. Such request may be sent by facsimile transmission provided that Lender shall have the right to require that receipt of such request not be effective unless confirmed via telephone with Lender.

c. Upon receiving a request for an Advance in accordance with subparagraph (b) above, and subject to the conditions set forth in this Agreement, Lender shall make the requested Advance available to Borrower by wire transfer as soon as is reasonably practicable thereafter on the day the requested Advance is to be made.

2.3. Interest: The unpaid principal balance of cash Advances under the Loan shall bear interest, subject to the terms hereof, at the per annum rate equal to five percent (5%) per annum. Interest shall be payable on the Loan Maturity Date.

2.4. Additional Interest Provisions:

a. Interest on the Loan shall be calculated on the basis of a year of three hundred sixty (360) days but charged for the actual number of days elapsed.

b. After the occurrence and during the continuance of an Event of Default hereunder, the per annum effective rate of interest on all outstanding principal under the Loan, shall be increased by two hundred (200) basis points. All such increases may be applied retroactively to the date of the occurrence of the Event of Default. Borrower agrees that the default rate payable to Lender is a reasonable estimate of Lender’s damages and is not a penalty.

c. Borrower shall not request and Lender shall not make, any Loan while an Event of Default exists.

d. All contractual rates of interest chargeable on outstanding principal under the Loan shall continue to accrue and be paid even after an Event of Default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

e. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall apply, in its sole discretion, and set off such excess interest received by Lender against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

2.5. Prepayments: Borrower may prepay the Loan without premium or penalty in whole or in part at any time or from time to time. Any partial payment shall first be applied to accrued and unpaid interest on the Loan being prepaid and then to the principal balance of the Loan.

2.6. Use of Proceeds: The extensions of credit under and proceeds of the Loan shall be used for professional and other fees and expenses and other transaction costs incurred by Borrower in connection with the negotiation, documentation, execution and consummation of the transactions contemplated in the Merger Agreement, and the Advance Request shall state the specific uses for such Advance.

2.7 Forgiveness: The Loan and any accrued and unpaid interest thereon shall be forgiven and Borrower shall be released from all Obligations hereunder in the following events:

a. The consummation of the transactions contemplated in the Merger Agreement;

b. A Terminating DARA Breach (as such term is defined in the Merger Agreement) shall occur giving rise to a right of Borrower to terminate the Merger Agreement and Borrower so terminates the Merger Agreement.

c. The Merger Agreement is terminated pursuant to Sections 9.1(g) or 9.1(m); or

d. The Merger Agreement is terminated by Lender by reason of the occurrence of any event or circumstances arising directly out of any fact that has been expressly disclosed in Borrower’s disclosure schedule delivered to Lender pursuant to the Merger Agreement.

SECTION III. COLLATERAL

3.1. Collateral: As security for the payment of the Obligations, and satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the other Loan Documents:

a. Personal Property: Borrower hereby assigns and grants to Lender, a continuing Lien on and security interest in, upon and to all assets of Borrower and all subsidiaries of Borrower, including but not limited to the following Property, all whether now owned or hereafter acquired, created or arising and wherever located:

i. Accounts - All Accounts;

ii. Chattel Paper - All Chattel Paper;

iii. Documents - All Documents;

iv. Instruments - All Instruments;

v. Inventory - All Inventory;

vi. General Intangibles - All General Intangibles;

vii. Equipment - All Equipment,

viii. Fixtures - All Fixtures;

ix. Deposit Accounts - All Deposit Accounts;

x. Goods - All Goods;

xi. Letter of Credit Rights - All Letter of Credit Rights;

xii. Supporting Obligations - All Supporting Obligations;

xiii. Investment Property - All Investment Property;

xiv. Commercial Tort Claims - All Commercial Tort Claims identified and described on Schedule 5.7 (as amended or supplemented from time to time);

xv. Property in Lender’s Possession - All Property of Borrower, now or hereafter in Lender’s possession; and

xvi. Proceeds - The Proceeds (including, without limitation, insurance proceeds), whether cash or non-cash, of all of the foregoing property described in clauses (i) through (viii).

3.2. Lien Documents: At Closing and thereafter as Lender reasonably deems necessary, Borrower shall execute and/or deliver to Lender, or have executed and delivered (all in form and substance reasonably satisfactory to Lender and its counsel):

a. Financing statements pursuant to the UCC, which Lender may file in the jurisdiction where Borrower is organized and in any other jurisdiction that Lender deems appropriate; and

b. Any other agreements, documents, instruments and writings, including, without limitation, intellectual property security agreements, required by Lender to evidence, perfect or protect the Liens and security interests in the Collateral or as Lender may reasonably request from time to time.

3.3. Other Actions:

a. In addition to the foregoing, Borrower shall do anything further that may be reasonably required by Lender to secure Lender and effectuate the intentions and objects of this Agreement, including, without limitation, the execution and delivery of security agreements, contracts and any other documents required hereunder. At Lender’s reasonable request, Borrower shall also immediately deliver (with execution by Borrower of all necessary documents or forms to reflect, implement or enforce the Liens described herein), or cause to be delivered to Lender all items for which Lender must receive possession to obtain a perfected security interest, including without limitation, all Deposit Accounts and all notes, stock powers, letters of credit, certificates and documents of title, Chattel Paper, Warehouse Receipts, Instruments, and any other similar instruments constituting Collateral.

b. Lender is hereby authorized to file financing statements and amendments to financing statements without Borrower’s signature, in accordance with the UCC. Borrower hereby authorizes Lender to file all such financing statements and amendments to financing statements describing the Collateral in any filing office as Lender, in its sole discretion may determine, including financing statements listing “All Assets” in the collateral description therein. Borrower agrees to comply with the requests of Lender in order for Lender to have and maintain a valid and perfected security interest in the Collateral.

3.4. Searches, Certificates:

a. Lender may, as Lender reasonably determines from time to time, at Lender’s expense, obtain the following searches (the results of which are to be consistent with the warranties made by Borrower in this Agreement):

i. UCC searches with the Secretary of State and local filing office of each state where Borrower is organized, maintains its executive office, a place of business, or assets; and

ii. Judgment, state and federal tax lien and corporate tax lien searches, in all applicable filing offices of each state searched under subparagraph (i) above.

3.5. Filing Security Agreement: A carbon, photographic or other reproduction or other copy of this Agreement or of a financing statement is sufficient as and may be filed in lieu of a financing statement.

3.6. Power of Attorney: Each of the officers of Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring any of them to act as such) with full power of substitution to do the following: (a) during the continuance of an Event of Default, endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to Borrower and constitute collections on Borrower’s Accounts or proceeds of other Collateral; (b) execute and/or file in the name of Borrower any financing statements, schedules, assignments, instruments, documents and statements that Borrower is obligated to give Lender hereunder or is necessary to perfect (or continue or evidence the perfection of such security interest or Lien) Lender’s security interest or Lien in the Collateral; and (c) during the continuance of an Event of Default, do such other and further acts and deeds in the name of Borrower that Lender may reasonably deem necessary or desirable to enforce any Account or other Collateral.

SECTION IV. CLOSING AND CONDITIONS PRECEDENT TO ADVANCES

Closing under this Agreement is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance reasonably satisfactory to Lender and Lender’s counsel):

4.1. Resolutions, Opinions, and Other Documents: Borrower shall have delivered, or caused to be delivered to Lender the following:

a. this Agreement, the Note and each of the other Loan Documents, all properly executed;

b. each of the other documents to be executed and/or delivered by Borrower or any other Person pursuant to this Agreement;

c. certified copies of (a) (i) resolutions of Borrower authorizing the execution, delivery and performance of this Agreement, the Note to be issued hereunder and each of the other Loan Documents required to be delivered by any Section hereof and (ii) Borrower’s certificate of incorporation and bylaws;

d. an incumbency certificate for Borrower identifying all Authorized Officers, with specimen signatures;

e. good standing certificates concerning Borrower from the state of Delaware and each other state in which Borrower conducts business; and

f. such other documents reasonably required by Lender.

4.2. Absence of Certain Events: At the Closing Date, no Default or Event of Default hereunder shall have occurred and be continuing.

4.3. Warranties and Representations at Closing: The warranties and representations contained in Section 5 as well as any other Section of this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though made on and as of that date.

4.4. Compliance with this Agreement: Borrower shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein including, without limitation, the provisions of Sections 6 and 7 hereof, which are required to be performed or complied with by Borrower before or at the Closing Date.

4.5. Closing: Subject to the conditions of this Section, the Note shall be entered into on such date (the “Closing Date”) and at such time as may be mutually agreeable to the parties (“Closing”) at the offices of Wyrick Robbins Yates & Ponton LLP, 4101 Lake Boone Trail, Suite 300, Raleigh, North Carolina.

4.6. Waiver of Rights: By completing the Closing hereunder, or by making Advances hereunder, Lender does not thereby waive a breach of any warranty or representation made by Borrower hereunder or under any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation by Borrower are specifically reserved by Lender.

4.7. Conditions for Future Advances: The making of Advances under the Loan in any form following the Closing Date is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance reasonably satisfactory to Lender and its counsel) following the Closing Date:

a. This Agreement and each of the other Loan Documents shall be effective;

b. No Material Adverse Effect shall have occurred and be continuing immediately prior to, or would exist immediately after, the making of the Advance;

c. The Merger Agreement has not been terminated;

d. No Event of Default then exists or would exist immediately after giving effect to the making of the Advance;

e. Each Advance is within and complies with the terms and conditions of this Agreement including, without limitation, the notice provisions contained in Section 2.2 hereof; and

f. Each representation and warranty made by Borrower set forth in Section 5 (other than Section 5.5) and/or in any other Loan Document in effect at such time (as amended or modified from time to time) is then true and correct in all material respects as if made on and as of such date except to the extent such representations and warranties are made only as of a specific earlier date.

SECTION V. REPRESENTATIONS AND WARRANTIES

To induce Lender to complete the Closing and make the initial Advances under the Loan and additional Advances under the Loan to Borrower, Borrower warrants and represents to Lender that except as disclosed in the Merger Agreement or the Disclosure Schedules thereto:

5.1. Validity:

a. The making and performance of this Agreement and the other Loan Documents will not violate any law, government rule or regulation, court or administrative order or other such order, or the charter or bylaw provisions of Borrower, or of Borrower’s operating agreement or partnership agreement, as applicable, or breach or result in a default (immediately or with the passage of time) under any contract, agreement or instrument to which Borrower is a party, or by which Borrower is bound. Borrower is not in violation of any term of any agreement or instrument to which it is a party or by which it may be bound which violation has or could reasonably be expected to have a Material Adverse Effect, or of its charter or bylaw provisions, or of Borrower’s operating agreement or partnership agreement, as applicable.

b. Borrower has all requisite power and authority to enter into and perform this Agreement and to incur the obligations herein provided for, and has taken all proper and necessary action to authorize the execution, delivery and performance of this Agreement, and the other Loan Documents as applicable.

c. This Agreement, the Note to be issued hereunder, and all of the other Loan Documents, when delivered, will be valid and binding upon Borrower, and enforceable in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

5.2. Places of Business: The only places of business of Borrower, and the places where Borrower keeps and intends to keep its Property, are at the addresses existing as of the date hereof shown on Schedule 5.2 attached hereto and made part hereof and any new business locations established after the Closing Date of which Borrower has given notice to Lender in accordance with Section 6.13.

5.3. Government Regulations: The use of the proceeds of and Borrower’s issuance of the Note will not directly or indirectly violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations U, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Borrower does not own or intend to carry or purchase any “margin stock” within the meaning of said Regulation U.

5.4. Names: Within five (5) years prior to the Closing Date, Borrower has not conducted business under or used any other name (whether corporate or assumed) except for the names shown on Schedule 5.4 attached hereto and made part hereof. Borrower is the sole owner of all names listed on such Schedule 5.4 and any and all business done and all invoices issued in such trade names are Borrower’s sales, business and invoices. Each trade name of Borrower represents a division or trading style of Borrower and not a separate Subsidiary or Affiliate or independent entity.

5.5. Solvency: As of the date of this Agreement, after giving effect to the transactions contemplated under this Agreement, Borrower is solvent, is able to pay its debts as they become due, and has capital sufficient to carry on its business as currently conducted. Borrower will not be rendered insolvent by the execution and delivery of this Agreement or any of the other Loan Documents executed in connection with this Agreement.

5.6 Perfection and Priority: This Agreement and the other Loan Documents are effective to create in favor of Lender legal, valid and enforceable Liens in all right, title and interest of Borrower in the Collateral, and when (i) financing statements have been filed in the offices of the jurisdictions shown on Schedule 5.6, attached hereto and made part hereof under Borrower’s name, (ii) a control agreement has been executed among Borrower, Lender and any financial institution in which a Deposit Account of Borrower is held, and (iii) Borrower has delivered to Lender any certificates representing its ownership rights in Borrower’s subsidiaries, Borrower will have granted to Lender, and Lender will have perfected Liens in the Collateral, superior in right to any and all other Liens (other than Permitted Liens), existing or future.

5.7. Commercial Tort Claims: As of the Closing Date, Borrower is not, to the knowledge of Borrower, a party to any Commercial Tort Claims, except as shown on Schedule 5.7 attached hereto and made part hereof.

5.8. Deposit Accounts: All Deposit Accounts of Borrower are shown on Schedule 5.8, attached hereto and made part hereof.

5.9. Anti-Terrorism Laws:

a. General. Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

b. Executive Order No. 13224. Neither Borrower nor any Affiliate of Borrower, or to Borrower’s knowledge, any of its respective agents acting or benefiting in any capacity in connection with the Loan, Letters of Credit or other transactions hereunder, is any of the following (each a “Blocked Person”):

i. a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

ii. a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

iii. a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

iv. a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

v. a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

vi. a Person who is affiliated with a Person listed above.

5.10. Letter of Credit Rights: As of the Closing Date, Borrower has no Letter of Credit Rights, except as shown on Schedule 5.10, attached hereto and made part hereof.

SECTION VI. BORROWER’S AFFIRMATIVE COVENANTS

Borrower covenants that until all of the Obligations are paid and satisfied in full and the Loan has been terminated, that:

6.1 Payment of Taxes and Claims: Borrower shall pay, before they become delinquent, all taxes, assessments and governmental charges, or levies imposed upon it, or upon Borrower’s Property, and all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons, entitled to the benefit of statutory or common law Liens which, in any case, if unpaid, would result in the imposition of a Lien upon its Property; provided however, that Borrower shall not be required to pay any such tax, assessment, charge, levy, claim or demand if the amount, applicability or validity thereof, shall at the time, be contested in good faith and by appropriate proceedings by Borrower, and if Borrower shall have set aside on its books adequate reserves in respect thereof, if so required in accordance with GAAP; which deferment of payment is permissible so long as no Lien other than a Permitted Lien has been entered and Borrower’s title to, and its right to use, its Property are not materially adversely affected thereby.

6.2 Maintenance of Properties and Corporate Existence:

a. Property – Borrower shall pay all rentals when due for all real estate leased by Borrower.

b. Financial Records – Borrower shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP (provided that all such financial statements may, prior to the end of each fiscal year of Borrower, be subject to normal year end adjustments and may omit footnotes). Borrower shall not change its fiscal year end date without the prior written consent of Lender.

c. Existence and Rights – Borrower shall do (or cause to be done) all things necessary to preserve and keep in full force and effect its existence, good standing, rights and franchises.

d. Compliance with Laws – Borrower (x) shall be in compliance with any and all laws, ordinances, governmental rules and regulations, and court or administrative orders or decrees to which it is subject, whether federal, state or local, (including, without limitation, Environmental Laws and government procurement regulations) and (y) shall obtain any and all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Property or to the conduct of its businesses, in either case (x) or (y) except to the extent that any such noncompliance, violation or failure to obtain would not cause or could not reasonably be expected to cause a Material Adverse Effect. Borrower shall timely satisfy all assessments, fines, costs and penalties imposed (after exhaustion of all appeals, provided a stay has been put in effect during such appeal) by any Governmental Authority against Borrower or any Property of Borrower.

e. Property Insurance, Public and Products Liability Insurance – Borrower shall maintain hazard, workmen’s compensation, public liability and product liability insurance, in each case in such amounts, with such deductibles and with such insurers as are customarily used by companies operating in the same industry as Borrower. In the event Borrower fails to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, Lender may do so for Borrower, but Borrower shall continue to be liable for the same. The policies of all such casualty insurance shall contain standard lender loss payable clause (and, with respect to liability and interruption insurance, additional insured clauses) issued in favor of Lender under which all losses thereunder shall be paid to Lender as Lender’s interest may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to Lender and shall insure Lender notwithstanding the act or neglect of Borrower. Borrower hereby appoints Lender as Borrower’s attorney-in-fact, exercisable at Lender’s option after and during the continuance of an Event of Default, to endorse any check which may be payable to Borrower in order to collect the proceeds of such insurance after and during the continuance of an Event of Default and any amount or amounts collected by Lender pursuant to the provisions of this Section may be applied by Lender, in its sole discretion, to any Obligations or to repair, reconstruct or replace the loss of or damage to Collateral as Lender in its discretion may from time to time determine. Borrower further covenants that all insurance premiums owing under its current policies have been paid. Borrower shall notify Lender, immediately, upon Borrower’s receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy.

6.3 Business Conducted: Borrower shall not engage, directly or indirectly, in any material respect in any line of business substantially different from the business conducted by Borrower immediately prior to the Closing Date.

6.4 Litigation: Borrower shall give prompt notice to Lender of any litigation claiming in excess of Ten Thousand Dollars ($10,000) from Borrower.

6.5 Issue Taxes: Borrower shall pay all taxes (other than taxes based upon or measured by any Lender’s income or revenues or any personal property tax), if any, in connection with the issuance of the Note. The obligations of Borrower hereunder shall survive the payment of Borrower’s Obligations hereunder and the termination of this Agreement.

6.6 Financial and Business Information: Borrower shall deliver or cause to be delivered to Lender the following:

a. Financial Statements and Collateral Reports: such data, reports, statements and information, financial or otherwise, as Lender may reasonably request.

b. Notice of Event of Default – promptly upon becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default under this Agreement, a written notice specifying the nature and period of existence thereof and what action Borrower is taking (and proposes to take) with respect thereto; and

c. Notice of Claimed Default – promptly upon receipt by Borrower, notice of default, oral or written, given to Borrower by any creditor for Indebtedness for borrowed money.

6.7 Audits and Inspection: Borrower shall permit any of Lender’s officers or other representatives to visit and inspect upon reasonable notice during business hours any of the locations of Borrower, to examine all of Borrower’s books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants all at Lender’s expense.

6.8 Information to Participant: Subject to Section 9.22 hereof, Lender may divulge to any director, officer or advisor of Lender, all information contained in, and furnish to such Person copies, of any reports, financial statements, certificates, and documents obtained under any provision of this Agreement, or related agreements and documents, provided, however, that any such director, officer or advisor of Lender agrees to keep all non-public information obtained under any provision of this Agreement confidential.

6.9 Material Adverse Developments: Borrower agrees that promptly upon becoming aware of any development or other information outside the ordinary course of business which would reasonably be expected to have a Material Adverse Effect (including, without limitation, the institution or threatening of any litigation against Borrower or any investigations (civil or criminal) or Federal or state regulatory agency proceedings against Borrower, which in any such case, would reasonably be expected to have such a Material Adverse Effect), but excluding matters of a general economic, financial or political nature, it shall give to Lender prompt notice specifying the nature of such development or information and such anticipated effect. In addition, any verbal communication shall be confirmed by written notice thereof to Lender on the same day such verbal communication is made or the next Business Day thereafter.

6.10 Places of Business: Borrower shall give thirty (30) days’ prior written notice to Lender of (x) any changes in the location of any of its respective places of business, or the establishment of any new, or the discontinuance of any existing place of business and (y) the entry by Borrower into any new leases for real or personal Property and such written notice shall include an updated version of Schedule 5.2, as applicable; provided that Borrower may not establish any place of business outside of the United States.

6.11 Commercial Tort Claims: Borrower will promptly notify Lender in writing in the event that Borrower becomes a party to or obtains any rights with respect to any Commercial Tort Claim. Such notification shall include information sufficient to describe such Commercial Tort Claim, including, but not limited to, the parties to the claim, the court in which the claim was commenced, the docket number assigned to such claim, if any, and a detailed explanation of the events that gave rise to the claim. Borrower shall execute and deliver to Lender all documents and/or agreements reasonably necessary to grant Lender a security interest in such Commercial Tort Claim to secure the Obligations. Borrower authorizes Lender to file (without Borrower’s signature) initial financing statements or amendments, as Lender deems necessary to perfect its security interest in the Commercial Tort Claim.

6.12 Letter of Credit Rights: Borrower shall provide Lender with written notice of any letters of credit for which Borrower is the beneficiary. Borrower shall execute and deliver (or cause to be executed or delivered) to Lender, all documents and agreements as Lender may require in order to obtain and perfect its security interest in such Letter of Credit Rights.

SECTION VII. BORROWER’S NEGATIVE COVENANTS:

Borrower covenants that, except as contemplated in the Merger Agreement, until all of the Obligations are paid and satisfied in full and the Loan has been terminated, that:

7.1. Merger, Consolidation, Dissolution or Liquidation:

a. Borrower shall not engage in any Asset Sale other than equipment that is replaced by other equipment of comparable or superior quality and value within ninety (90) days of such Asset Sale.

b. Except for the Merger, Borrower shall not merge or consolidate with any other Person or engage in a division, conversion, dissolution or liquidation.

7.2. Acquisitions: Borrower shall not acquire all or a material portion of the Capital Stock or assets of any Person in any transaction or in any series of related transactions or enter into any sale and leaseback transaction without Lender’s prior written consent, which will not be unreasonably withheld.

7.3. Liens and Encumbrances: Borrower shall not: (i) execute a negative pledge agreement with any Person covering any of its Property, or (ii) cause or permit, or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), its Property, whether now owned or hereafter acquired, to be subject to a Lien or be subject to any claim, except for Permitted Liens.

7.4. Transactions With Affiliates or Subsidiaries: Except as set forth on Schedule 7.4(a) hereto and made a part hereof, Borrower shall not enter into any transaction with any Subsidiary or other Affiliate, including, without limitation, the purchase, sale, or exchange of Property, or the loaning or giving of funds to any Affiliate or any Subsidiary unless: (i) such Subsidiary or Affiliate is engaged in a business substantially related to the business conducted by Borrower, is a Borrower hereunder and the transaction is in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon terms substantially the same and no less favorable to Borrower as it would obtain in a comparable arm’s length transaction with any Person not an Affiliate or a Subsidiary, and so long as such transaction is not prohibited hereunder; or (ii) such transaction is intended for incidental administrative purposes.

7.5. Guarantees: Excepting the endorsement in the ordinary course of business of negotiable instruments for deposit or collection, Borrower shall not become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future Indebtedness of any kind of any Person.

7.6. Distributions, Bonuses and Other Indebtedness: Borrower shall not: (a) upon the occurrence and continuation of an Event of Default beyond any applicable grace or cure period, declare or pay or make any forms of Distribution to holders of Borrower’s Capital Stock; (b) declare or pay any bonus compensation to its officers if an Event of Default exists or would result from the payment thereof; (c) hereafter incur or become liable for any Indebtedness other than Permitted Indebtedness; (d) make any prepayments on any existing or future Indebtedness (other than the Obligations); or (e) make any payments on any Subordinated Debt that may from time to time exist in violation of the subordination provisions thereof and/or the Subordination Agreement relating thereto.

7.7. Loans and Investments: Borrower shall not make or have outstanding loans, advances, extensions of credit or capital contributions to, or investments in, any Person other than Permitted Investments.

7.8. Use of Lenders’ Name: Borrower shall not use Lender’s name in connection with any of its business operations. Nothing herein contained is intended to permit or authorize Borrower to make any contract on behalf of Lender.

7.9. Miscellaneous Covenants:

a. Borrower shall not become or be a party to any contract or agreement which at the time of becoming a party to such contract or agreement materially impairs Borrower’s ability to perform under this Agreement, or under any other material instrument, agreement or document to which Borrower is a party or by which it is or may be bound.

b. Borrower shall not carry or purchase any “margin stock” within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

7.10. Jurisdiction of Organization: If a Registered Organization (as defined in Article 9 of the Uniform Commercial Code), Borrower shall not change its jurisdiction of organization, without giving thirty (30) days prior written notice to Lender.

7.11. Management Fees: Without Lender’s prior written consent, make any payment of any management fee or other payment under any management agreement other than pursuant to and in compliance with outstanding consulting agreements with certain of Borrower’s former senior management team.

SECTION VIII. DEFAULT

8.1. Events of Default: Each of the following events shall constitute an event of default (“Event of Default”):

a. Payments – if Borrower fails to make any payment of principal or interest under the Obligations within five (5) Business Days after the date such payment is due and payable; or

b. Particular Covenant Defaults – if Borrower fails to perform, comply with or observe any covenant or undertaking contained in this Agreement and (other than with respect to the covenants contained in Section 7, for which no cure period shall exist), such failure continues for thirty (30) days after the occurrence thereof; or

c. Financial Information – if any statement, report, financial statement, or certificate made or delivered by any of Borrower or any of its directors, officers, employees or agents, to Lender is not true and correct, in all material respects, when made; or

d. Warranties or Representations – if any warranty, representation or other statement by or on behalf of Borrower contained in or pursuant to this Agreement, the other Loan Documents or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Agreement, is false, erroneous, or misleading in any material respect when made; or

e. Assignment for Benefit of Creditors, etc. – if Borrower makes or proposes in writing, an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by Borrower; or

f. Bankruptcy, Dissolution, etc. – the commencement of any action for the dissolution or liquidation of Borrower, or the commencement of any proceeding to avoid any transaction entered into by Borrower, or the commencement of any case or proceeding for reorganization or liquidation of Borrower’s debts under the Bankruptcy Code of the United States (11 U.S.C. § 100 et seq.) or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against Borrower; provided however, that Borrower shall have sixty (60) days to obtain the dismissal or discharge of involuntary proceedings filed against it under the Bankruptcy Code of the United States or any other action or proceeding described in this paragraph, it being understood that during such sixty (60) day period, Lender shall not be obligated to make Advances hereunder and Lender may seek adequate protection in any bankruptcy proceeding; or

g. Receiver – upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for Borrower or for Borrower’s Property; or

h. Execution Process, etc. – the issuance of any execution or distraint process against any Property of Borrower; or

i. Pension Benefits, etc. – if Borrower fails to comply with ERISA so that proceedings are commenced to appoint a trustee under ERISA to administer Borrower’s Pension Plans or the PBGC institutes proceedings to appoint a trustee to administer such plan(s), or a Lien is entered to secure any deficiency or claim or a “reportable event” as defined under ERISA occurs; or

j. Other Loan Documents – if any other Person (other than Lender) party to a Loan Document breaches or violates any term, provision or condition of such Loan Document; or

k. Uninsured Loss – if there shall occur any uninsured damage to or loss, theft, or destruction in excess of Ten Thousand Dollars ($10,000) in the aggregate with respect to any portion of any property of borrower; or

l. Judgments – if any final judgment for the payment of money in excess of Ten Thousand Dollars ($10,000) in the aggregate (i) which is not fully and unconditionally covered by insurance subject to customary deductibles or (ii) for which Borrower has not established a cash or cash equivalent reserve in the full amount of such judgment, shall be rendered by a court of record against Borrower and such judgment shall continue unsatisfied and in effect for a period of sixty (60) consecutive days and without being vacated, discharged, satisfied or bonded pending appeal; or

m. Agreements with Others – (i) if Borrower shall default beyond any grace period in the payment of principal or interest of any Indebtedness of Borrower in excess of Ten Thousand Dollars ($10,000) in the aggregate; or (ii) if Borrower otherwise defaults under the terms of any such Indebtedness if the effect of such default is to enable the holder of such Indebtedness to accelerate the payment of Borrower’s obligations, which are the subject thereof, prior to the maturity date or prior to the regularly scheduled date of payment; or

n. Material Adverse Effect – if there is any event that constitutes a Material Adverse Effect.

8.2. Cure: Nothing contained in this Agreement or the Loan Documents shall be deemed to compel Lender to accept a cure of any Event of Default hereunder (provided, that the foregoing shall not be interpreted or construed in any way and/or under any circumstances to limit or contradict the express provisions hereof which provide for any cure period that must expire before any particular Event of Default shall occur).

8.3. Rights and Remedies on Default:

a. In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of a Default or an Event of Default, Lender may, in its discretion, withhold or cease making Advances under the Loan.

b. In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of an Event of Default Lender may, in its discretion, terminate the Loan and declare the Obligations immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in Sections 8.1(e),(f) or (g) shall automatically cause an acceleration of the Obligations).

c. In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the acceleration of the Obligations following the occurrence of an Event of Default (other than the rights with respect to clause (i) below which Lender may exercise at any time after an Event of Default and regardless of whether there is an acceleration), Lender may, in its discretion, exercise all rights under any applicable law or in equity, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

1. The right to modify the terms and conditions upon which Lender may be willing to consider making Advances under the Loan or to take reserves against the Loan; or

2. The right to take possession of, send notices regarding and collect directly the Collateral, with or without judicial process (including without limitation the right to notify the United States postal authorities to redirect mail addressed to Borrower to an address designated by Lender); or

3. By its own means or with judicial assistance, enter Borrower’s premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection (e) below, without any liability for rent, storage, utilities or other sums, and Borrower shall not resist or interfere with such action.

b. Borrower hereby agrees that a notice received by it at least ten (10) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable inventory or Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower. Borrower covenants and agrees not to interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral, after the occurrence of an Event of Default hereunder. Lender shall have no obligation to clean up or prepare the Collateral for sale. If Lender sells any of the Collateral upon credit, Borrower will only be credited with payments actually made by the purchaser thereof, that are received by Lender. Lender may, in connection with any sale of the Collateral specifically disclaim any warranties of title or the like.

8.4. Nature of Remedies: All rights and remedies granted Lender hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence of an Event of Default, may proceed against Borrower, at any time, under any agreement, with any available remedy and in any order.

SECTION XI. MISCELLANEOUS

9.1. Governing Law: THIS AGREEMENT, AND ALL RELATED AGREEMENTS AND DOCUMENTS, AND ALL MATTERS RELATED HERETO OR ARISING HEREUNDER (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE. THE PROVISIONS OF THIS AGREEMENT AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.

9.2. Integrated Agreement: The Note, the other Loan Documents, all related agreements, and this Agreement shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender’s rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

9.3. Waiver: No omission or delay by Lender in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any Default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrower no waiver will be valid unless in writing and signed by Lender and then only to the extent specified.

9.4. Indemnity:

a. In the event Borrower or Lender terminates the Merger Agreement such that the Loan is not forgiven pursuant to Section 2.7 hereof, Borrower releases and shall indemnify, defend and hold harmless Lender and its respective officers, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, reasonable legal fees) resulting from any claim by any other creditor of Borrower against Lender arising out of any transaction whether hereunder or in any way related to the Loan Documents and all costs, expenses, fines, penalties or other damages resulting therefrom, unless resulting solely from acts or conduct of Lender constituting willful misconduct or gross negligence. Such indemnification shall not exceed the maximum amount of all Advances made under the Loan.

b. Promptly after receipt by an indemnified party under subsection (a) above of notice of the commencement of any action by a third party, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof. The omission so to notify the indemnifying party shall relieve the indemnifying party from any liability which it may have to any indemnified party under such subsection only if the indemnifying party is unable to defend such actions or is materially prejudiced as a result of such failure to so notify. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnified party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.

9.5. Time: Whenever Borrower shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day. Time is of the essence in Borrower’s performance under all provisions of this Agreement and all related agreements and documents.

9.6. Expenses of Lender: Provided that the Loan has not been forgiven pursuant to Section 2.7 hereof, Borrower will pay upon demand of Lender all reasonable costs, fees and expenses of Lender in connection with (i) the enforcement of Lender’s rights hereunder, or the collection of any payments owing from, Borrower under this Agreement and/or the other Loan Documents or the protection, preservation or defense of the rights of Lender hereunder and under the other Loan Documents, and (ii) any refinancing or restructuring of the credit arrangements provided under this Agreement and other Loan Documents in the nature of a “work-out” or of any insolvency or bankruptcy proceedings, or otherwise (including the reasonable fees and disbursements of counsel for Lender) (collectively, the “Expenses”).

9.7. Brokerage: This transaction was brought about and entered into by Lender and Borrower acting as principals and without any brokers, agents or finders being the effective procuring cause hereof. Borrower represents that it has not committed Lender to the payment of any brokerage fee, commission or charge in connection with this transaction. If any such claim is made on Lender by any broker, finder or agent or other person, Borrower hereby indemnifies, defends and saves such party harmless against such claim and further will defend, with counsel satisfactory to Lender, any action or actions to recover on such claim, at Borrower’s own cost and expense, including such party’s reasonable counsel fees. Borrower further agrees that until any such claim or demand is adjudicated in such party’s favor, the amount demanded shall be deemed an Obligation of Borrower under this Agreement.

9.8. Notices:

a. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly delivered (i) four (4) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient at the following addresses (or at such other address for a party as shall be specified by like changes of address). A party electing to provide notice by electronic transmission as provided herein shall also provide mailed copies of any such notice.

(i)	If to DARA or Merger Sub:

DARA BioSciences, Inc.

4505 Falls of the Neuse Road

Raleigh, North Carolina 27609

Telecopier No.: (919) 861-0239

Attention: Richard A. Franco, Chief Executive Officer

With a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail

Suite 300

Raleigh, North Carolina 27607

Telecopier No.: (919) 781-4865

Attention: Donald R. Reynolds, Esq.

(ii)	If to Point:

Point Therapeutics, Inc.

70 Walnut Street

Wellesley Hills, Massachusetts 02481

Telecopier No.: (781) 239-8005

Attention: Secretary

With a copy (which shall not constitute notice) to:

Ropes & Gray

One International Place

Boston, Massachusetts 02110-2624

Telecopier No.: (617) 951-7050

Attention: Steven A. Wilcox, Esq.

b. Lender shall be fully entitled to rely upon any facsimile transmission or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.

9.9. Headings: The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

9.10. Survival: All warranties, representations, and covenants made by Borrower herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Lender, and shall survive the delivery to Lender of the Note, regardless of any investigation made by Lender or on its behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Lender shall constitute warranties and representations by Borrower hereunder. Except as otherwise expressly provided herein, all covenants made by Borrower hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full. All indemnification obligations under this Agreement shall survive the termination of this Agreement and payment of the Obligations for a period of one (1) year.

9.11. Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. Borrower may not transfer, assign or delegate any of its duties or obligations hereunder. Borrower acknowledges and agrees that Lender may at any time, and from time to time, sell, transfer, or assign the Loan and Lender’s rights hereunder, to any one or more banks or financial institutions, subject (as to Lender’s rights under this clause (b)) to Borrower’s written consent, which consent shall not be unreasonably withheld; provided that, no consent under this clause (b) shall be required if an Event of Default exists at the time of such sale, transfer or assignment.

9.12. Duplicate Originals: Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

9.13. Modification: No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrower and Lender.

9.14. Signatories: Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his principal and that he executes the Agreement in such capacity and not as a party.

9.15. Third Parties: No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of Borrower. Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrower’s duty of performance, including, without limitation, Borrower’s duties under any account or contract with any other Person.

9.16. Discharge of Taxes, Borrower’s Obligations, Etc.: Lender, in its sole discretion, shall have the right at any time, and from time to time, with at least ten (10) days prior notice to Borrower if Borrower fail to do so, to: (a) pay for the performance of any of Borrower’s obligations hereunder, and (b) discharge taxes or Liens (other than Permitted Liens), at any time levied or placed on Borrower’s Property in violation of this Agreement unless Borrower is in good faith with due diligence by appropriate proceedings contesting such taxes or Liens and maintaining proper reserves therefor in accordance with GAAP. Expenses and advances shall be added to the Loan, and bear interest at the rate applicable to the Loan, until reimbursed to Lender. Such payments and advances made by Lender shall not be construed as a waiver by Lender of a Default or Event of Default under this Agreement.

9.17. Withholding and Other Tax Liabilities: Lender shall have the right to refuse to make any Advances from time to time unless Borrower shall, at Lender’s request, have given to Lender evidence, reasonably satisfactory to Lender, that Borrower has properly deposited or paid, as required by law, all withholding taxes and all federal, state, city, county or other taxes due up to and including the date of the requested Advance. Copies of deposit slips showing payment shall constitute satisfactory evidence for such purpose. In the event that any Lien, assessment or tax liability against Borrower shall arise in favor of any taxing authority, whether or not notice thereof shall be filed or recorded as may be required by law, Lender shall have the right (but shall not be obligated, nor shall Lender hereby assume the duty) to pay any such Lien, assessment or tax liability by virtue of which such charge shall have arisen; provided, however, that Lender shall not pay any such tax, assessment or Lien if the amount, applicability or validity thereof is being contested in good faith and by appropriate proceedings by Borrower and proper reserves are maintained therefor in accordance with GAAP. In order to pay any such Lien, assessment or tax liability, Lender shall not be obliged to wait until such lien, assessment or tax liability is filed before taking such action as hereinabove set forth. Any sum or sums which Lender shall have paid for the discharge of any such Lien shall be added to the Loan and shall be paid by Borrower to Lender with interest thereon at the rate applicable to the Loan, upon demand, and Lender shall be subrogated to all rights of such taxing authority against Borrower.

9.18. Consent to Jurisdiction: Borrower and Lender each hereby irrevocably consent to the non-exclusive jurisdiction of the Courts of the State of Delaware or any Federal Court located in the State of Delaware in any and all actions and proceedings whether arising hereunder or under any other agreement or undertaking. Borrower waives any objection which Borrower may have based upon lack of personal jurisdiction, improper venue or forum non conveniens. Borrower irrevocably agrees to service of process by certified mail, return receipt requested to the address of the appropriate party set forth herein.

9.19. Additional Documentation: Borrower shall execute and/or re-execute, and cause any other Person party to any Loan Document, to execute and/or re-execute and to deliver to Lender or Lender’s counsel, as may be deemed reasonably appropriate, any document or instrument signed in connection with this Agreement which was incorrectly drafted and/or signed, as well as any document or instrument which should have been signed at or prior to the Closing, but which was not so signed and delivered. Borrower agrees to comply with any written request by Lender within ten (10) days after receipt by Borrower of such request.

9.20. Waiver of Jury Trial: BORROWER AND LENDER EACH HEREBY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION, PROCEEDING OR COUNTERCLAIM ARISING WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS OR WITH RESPECT TO ANY CLAIMS ARISING OUT OF ANY DISCUSSIONS, NEGOTIATIONS OR COMMUNICATIONS INVOLVING OR RELATED TO ANY PROPOSED RENEWAL, EXTENSION, AMENDMENT, MODIFICATION, RESTRUCTURE, FORBEARANCE, WORKOUT, OR ENFORCEMENT OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS.

9.21. Consequential Damages: Neither Lender nor agent or attorney of Lender, shall be liable for any consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

9.22. Confidentiality: Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential by Borrower in accordance with Lender’s customary procedures for handling confidential information of this nature and in accordance with its usual practices, it being understood and agreed by Borrower that in any event Lender may make disclosures (i) to Affiliates of Lender, provided such Affiliates agree to the confidentiality provisions of this Section 9.22, or disclosures reasonably required by any bona fide assignee, transferee or participant (or potential assignee, transferee or participant) in connection with the contemplated assignment or transfer by Lender of any participations herein, provided any such assignee, transferee or participant agrees to the confidentiality provisions of this Section 9.22, or (ii) disclosures required or requested by any governmental or regulatory agency or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, Lender shall notify Borrower of any request by any governmental or regulatory agency or representative thereof (other than any such request in connection with any examination of the financial condition of Lender by such governmental or regulatory agency) for disclosure of any such non-public information prior to disclosure of such information.

[Remainder of Page Left Intentionally Blank]

WITNESS the due execution of this Loan and Security Agreement as a document under seal as of the date first written above.

POINT THERAPEUTICS, INC.

By:	/s/ Donald R. Kiepert, Jr.
Name:	Donald R. Kiepert, Jr.
Title:	President

DARA BIOSCIENCES, INC.

By:	/s/ Richard A. Franco
Name:	Richard A. Franco
Title:	Chief Executive Officer

S-1

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

EXHIBIT A	Authorization Certificate
EXHIBIT B	Advance Request

SCHEDULES

SCHEDULE 1.1(a)	Existing Indebtedness
SCHEDULE 1.1(b)	Existing Liens
SCHEDULE 5.2	Places of Business and Property Locations
SCHEDULE 5.4	Business Names, Trade Names
SCHEDULE 5.6	Perfection
SCHEDULE 5.7	Commercial Tort Claims
SCHEDULE 5.8	Deposit Accounts
SCHEDULE 5.10	Letters of Credit
SCHEDULE 7.4(a)	Transactions with Affiliates or Subsidiaries

EXHIBIT “A”

FORM OF AUTHORIZATION CERTIFICATE

(Letterhead of Point Therapeutics, Inc.)

Date:                     , 2007

[or any later date on which an updated or replaced certificate is delivered]

DARA BioSciences, Inc.

4505 Falls of the Neuse Road

Raleigh, North Carolina 27609

Attention: Richard A. Franco

Ladies and Gentlemen:

I, the [secretary/assistant secretary/other appropriate officer of Borrower] of Point Therapeutics, Inc. (“Borrower”), acting in such capacity, hereby certify to you, in connection with the Loan and Security Agreement dated as of October 9, 2007 (as it may hereafter be amended, modified, restated or replaced from time to time, the “Loan Agreement”) between you and Borrower, that the following individuals are authorized to request Advances against the Loan established in favor of Borrower under the Loan Agreement per written instructions received via fax:

Authorized Person	Title	Signature

1.

2.

3.

Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Loan Agreement.

Executed by me in my capacity as the [secretary/assistant secretary/other appropriate officer of Borrower] of Borrower as of the date first set forth above.

Name:
Title:

EXHIBIT “B”

FORM OF LOAN ADVANCE REQUEST

(Letterhead of Point Therapeutics, Inc.)

Point Therapeutics, Inc.

70 Walnut Street

Wellesley Hills, Massachusetts 02481

Telecopier No.: (781) 239-8005

(“Borrower”)

Attention: Secretary

DARA BioSciences, Inc.

4505 Falls of the Neuse Road

Raleigh, North Carolina 27609

Telecopier No.: (919) 861-0239

(“Lender”)

Attention: Richard A. Franco, Chief Executive Officer

Borrower hereby requests an Advance in the amount of $             pursuant to Section 2.1 of that certain Loan and Security Agreement by and among Borrower and Lender dated as of October 9, 2007 (as it may hereafter be amended, modified, restated or replaced, the “Loan Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Loan Agreement.

Borrower hereby represents and warrants to Lender as follows:

a.	No Default or Event of Default under the Loan Agreement now exists or would exist immediately after giving effect to the making of the requested Advance.

b.	All representations and warranties made by the Borrower in the Loan Agreement and/or in any other Loan Document as in effect on the date hereof (as heretofore amended from time to time) are true and correct in all material respects as of the date hereof as if made on and as of the date hereof (except that representations and warranties contained in Section 5.5 of the Loan Agreement and except to the extent such representations and warranties are made only as of a specific earlier date).

c.	The aggregate principal amount of all Advances outstanding under the Loan prior to giving effect to the requested Advance is $ .

d.	To the best of my knowledge, Borrower is currently in compliance with all obligations under the Loan Agreement, the Loan Documents and the Merger Agreement.

e.	All other conditions to the making of the requested Advance as set forth in Section 4.7, including section 4.7(f) of the Loan Agreement have been satisfied.

POINT THERAPEUTICS, INC.

By:
Name:
Date: , 200	Title:

2